Exhibit 21.1

Subsidiaries and Affiliates of the Registrant

NETGEAR, Inc.

INFRANT TECHNOLOGIES LLC

NETGEAR (Beijing) Trading Co. Ltd.

SKIPJAM CORP
NETGEAR INTERNATIONAL, INC.
NETGEAR AUSTRIA GMBH
NETGEAR Belgium BVBA
NETGEAR DEUTSCHLAND GMBH
NETGEAR FRANCE SAS
NETGEAR HOLDINGS LTD (IRELAND)
NETGEAR INTERNATIONAL LTD
NETGEAR ASIA PTE. LIMITED (SINGAPORE BRANCH)
NETGEAR HONG KONG LIMITED
NETGEAR NEW ZEALAND
NETGEAR POLAND SP ZOO
NETGEAR SWITZERLAND GMBH
NETGEAR U.K. LTD
Netgear (Beijing) Network Technology Co., Ltd
Netgear Australia Pty Ltd.
NETGEAR JAPAN GK
NETGEAR NETHERLANDS B.V.
NETGEAR TAIWAN CO LTD
NETGEAR TECHNOLOGIES INDIA PRIVATE LIMITED
Netgear Asia Holdings Ltd.
Netgear Research India Pvt. Ltd.
Netgear Canada Ltd.
NETGEAR RUSSIA LLC

Meural, Inc.